Exhibit(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the registration statement of Scudder RREEF Securities Trust on Form N-1A ("Registration Statement") of our report dated February 7, 2003 to the financial statements and financial highlights which appear in the November 30, 2002 and the one month period ended December 31, 2002 Annual Report to Shareholders of Scudder RREEF Real Estate Securities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Auditors" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2003